MANAGE PEOPLE PROCESSES
Exhibit 97

RECOUPMENT POLICY

As adopted by the Board of Directors on November 16, 2023

PART 1
GENERAL PROVISIONS

Purpose
1.1    This document sets forth the Methanex Corporation Recoupment Policy as amended and restated effective November 16, 2023. This Recoupment Policy has been adopted by resolution of the Board in accordance with certain listing standards of the Nasdaq Stock Market LLC mandated by Rule 10D-1, to facilitate reasonably prompt recovery by the Company of the amount of any Incentive- Based Compensation that is deemed to have been erroneously awarded in the event that the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement under relevant Securities Laws.

Definitions

1.2    In this Recoupment Policy, the following terms will have the following meanings:
(a)    “Accounting Restatement” means an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the Securities Laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period;
(b)    “Board” means the Board of Directors of the Company;

(c)    “Canadian Securities Laws” means all applicable securities laws of each of the provinces of Canada in which the Company is a “reporting issuer”, and the respective rules and regulations made and forms prescribed under such laws, together with all applicable published instruments, policy statements, blanket orders, rulings and notices adopted by the securities regulatory authorities in such provinces;
(d)    “Company” means Methanex Corporation;
(e)    “Human Resources Committee” means the Human Resources Committee of the Board;
(f)    “Effective Date” means the effective date of this Recoupment Policy, being the 16th day of November, 2023;

Code: PP1GLBL1001	Issue date: 5-Jan-2026	Page 1 of 9
Approved: Greg Mackie VP, Human Resources		Revision No. 4

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(g)    “Erroneously Awarded Incentive-Based Compensation” means that portion of any Incentive-Based Compensation that has been paid to an Executive Officer and is recoverable under Section 4.1 of this Recoupment Policy, as such Erroneously Awarded Incentive-Based Compensation is determined under this Recoupment Policy;
(h)    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(i)    “Executive Officer” means any individual deemed to be an “executive officer” of the     Company under Rule 10D-1;

(j)    “Financial Reporting Measures” means any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures whether or not the measure is presented within the financial statements or included in a filing with the SEC. For greater certainty, stock price and TSR are included in the definition of Financial Reporting Measures;
(k)    “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure;
(l)    “MJDS” means the United States/Canada multi-jurisdictional disclosure system;
(m)    “Nasdaq” means The Nasdaq Stock Market LLC:

(n)    “Received” means, in the context of Incentive-Based Compensation, the actual or deemed receipt in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period;

(o)    “Recovery Period” has the meaning set forth in Section 4.4;

(p)    “Recoupment Policy” means this policy for the recovery of erroneously awarded executive compensation;

(q)    “Rule 10D-1” means Rule 10D-1 adopted by the SEC under the Exchange Act;
(r)    “SEC” means the United States Securities and Exchange Commission;

(s)    “SEC Final Release” means the final release no. 34-96159 of the SEC entitled “Listing Standards of Recovery of Erroneously Awarded Compensation” in respect of the adoption of Rule 10D-1 pursuant to the requirements of Section 10D of the Exchange Act;

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(t)    “Securities Laws” means the Exchange Act and the U.S. Securities Act and, to the extent that the Company has filed any of its financial statements with the SEC under the Exchange Act in reliance on the MJDS, Canadian Securities Laws;
(u)    “TSR” means total shareholder return; and
(v)    “U.S. Securities Act” means the United States Securities Act of 1933, as amended.
PART 2
ADMINISTRATION

Administration

2.1    This Recoupment Policy will be administered by the Human Resources Committee which will be empowered to, with consideration of applicable Securities Laws,
(a)    interpret and administer this Recoupment Policy,

(b)    make determinations as to whether any Incentive-Based Compensation that has been Received by the current and former Executive Officers of the Company constitutes Erroneously Awarded Incentive-Based Compensation in the event of an Accounting Restatement,
(c)    take action to enforce on behalf of the Company any recovery of any Erroneously Awarded Incentive-Based Compensation pursuant to the provisions of this Recoupment Policy,

(d)    make any other determinations that the Human Resources Committee deems necessary or desirable to give effect to the objectives of this Recoupment Policy, and

(e)    periodically review legislative developments that may have an impact on this Recoupment Policy, and report to the Board any recommendations.

Interpretations

2.2    This Recoupment Policy is intended to meet the requirements of Nasdaq Listing Rule 5608 and will be interpreted by the Human Resources Committee consistent with the SEC’s interpretation of Rule 10D-1, including the guidance of the SEC set forth in the SEC Final Release and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith. This Recoupment Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s chief executive officer and chief financial officer.

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Compliance

2.3    The Human Resources Committee may require that any employment agreement, offer letter, compensation plan, equity award agreement, or any other agreement entered into on or after the Effective Date require an Executive Officer to agree to abide by the terms of this Recoupment Policy.
PART 3
SCOPE AND INTERPRETATION OF THIS RECOUPMENT POLICY

Effective Period
3.1    This Recoupment Policy will be applied to all Incentive-Based Compensation that is Received by an Executive Officer on or after the Effective Date.
Scope of Executive Officers Subject to Recoupment Policy
3.2    The Human Resources Committee will determine from time-to-time the individuals that are deemed to be subject to the Recoupment Policy by virtue of being considered an Executive Officer.

Scope of Accounting Restatements Subject to Recoupment Policy

3.3    The Accounting Restatements that will trigger the obligation to recover Erroneously Awarded Incentive-Based Compensation will include any restatement of any of the financial statements of the Company filed with the SEC under the Exchange Act to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For clarity, Accounting Restatements include for the purposes of this Recoupment Policy both:

(a)    big “R” restatements, being restatements to correct an error material to previously issued financial statements; and

(b)    little “r” restatements, being restatements to correct errors that were not material to those previously issued financial statements but would result in a material misstatement if (i) the errors were left uncorrected in the current report or (ii) the error correction was recognized in the current period.

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Approved: Greg Mackie VP, Human Resources		Revision No. 4

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Determination of When Incentive-Based Compensation is Received

3.4    Incentive-Based Compensation will be deemed Received in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award was attained, even if the payment or grant occurs after the end of that period.
PART 4
RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION

Recovery

4.1    In that event that the Company is required to prepare an Accounting Restatement, the Company will reasonably promptly take action to recover the amount of any Erroneously Awarded Incentive-Based Compensation that has been Received by each applicable Executive Officer:
(a)    after beginning services as an Executive Officer;

(b)    who served as Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(c)    while the Company has a class of securities listed on Nasdaq (or another national securities exchange in the United States); and

(d)    during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Accounting Restatement, as this three-year period is determined under Section 4.4 below.
4.2    Recovery will be required on a “no fault” basis, without regard to whether an Executive Officer engaged in any misconduct or whether the Executive Officer was responsible for the erroneous financial statements that led to the Accounting Restatement.
Trigger for Recovery of Erroneously Award Compensation

4.3    The date on which the Company is deemed to be required to prepare an Accounting Restatement for the purposes of determining the Recovery Period under Section 4.1 will be the earlier to occur of:
(a)        the date that the Board or a committee of the Board concludes, or reasonably should have concluded that the Company, is required to prepare an Accounting Restatement; or

(b)    the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

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Determination of Recovery Period

4.4    The recovery period for the determination of Erroneously Awarded Incentive-Based Compensation (the “Recovery Period”) will be determined as the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, as that date is determined under Section 4.3. In the event of a change in the financial year of the Company, the Recovery Period will also include any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.
Scope of Incentive-Based Compensation Subject to Recovery

4.5    Recovery will be made against each current and former Executive Officer who has Received Incentive-Based Compensation during the three-year Recovery Period to the extent that such Incentive-Based Compensation is determined to be Erroneously Awarded Incentive-Based Compensation. Recovery of Incentive-Based Compensation received while an individual was serving in a non-executive capacity prior to becoming an Executive Officer is not subject to this Recoupment Policy and recovery will not be required. An award of incentive-based compensation granted to an individual before the individual becomes an Executive Officer will be subject to this Recoupment Policy, so long as the Incentive-Based Compensation was received by the individual at any time during the performance period after beginning service as an Executive Officer.
Determination of Amount of Erroneously Awarded Compensation
4.6    The amount of any Erroneously Awarded Incentive-Based Compensation to be recovered under Section 4.1 will be determined as follows for each applicable Executive Officer:

(a)    the amount of Incentive-Based Compensation that has been Received by the Executive Officer during the Recovery Period to which this Recoupment Policy applies, less

(b)    the amount of the Incentive-Based Compensation that would have been received in respect of the Recovery Period had the Incentive-Based Compensation been determined based on the restated amount.

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4.7    Erroneously Awarded Incentive-Based Compensation will include any Incentive-Based Compensation that was based on stock price or TSR to the extent that the Incentive-Based Compensation was inaccurate as a result of the Accounting Restatement. For Incentive-Based Compensation based on stock price or TSR, where the amount of Erroneously Awarded Incentive- Based Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement:

(a)    the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received, and

(b)    the amount of the Incentive-Based Compensation that would have been received in respect of the Recovery Period had the Incentive-Based Compensation been determined based on the restated amount.

4.8    The Human Resources Committee shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation.
4.9    The amount of any Erroneously Awarded Incentive-Based Compensation will be computed without regard to any taxes paid by the Executive Officer.

4.10    To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Recoupment Policy.
4.11    Notwithstanding anything in this Recoupment Policy, in no event will the Company be required to award any Executive Officer an additional payment or other compensation if the Accounting Restatement would have resulted in the grant, payment or vesting of Incentive-Based Compensation that is greater than the Incentive-Based Compensation actually received by the affected Executive Officer. The recovery of Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restatement is filed.

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PART 5
ENFORCEMENT OF RECOVERY
Requirement to Recover
5.1    Upon a determination by the Human Resources Committee that the Company is obligated to recover Erroneously Awarded Incentive-Based Compensation under Section 4.1, the Company will take steps to recover such Erroneously Awarded Incentive-Based Compensation other than in circumstances where the Human Resources Committee, or a majority of the independent directors of the Board, has made a determination that recovery would be impracticable.
Deferred Payment Plans

5.2    The Human Resources Committee may consider the establishment of a deferred payment where recovery is required from an Executive Officer and where the deferred payment plan allows the Executive Officer to repay the Erroneously Awarded Incentive-Based Compensation as soon as possible without unreasonable economic hardship to the Executive Officer, depending on the facts and circumstances; provided that any such deferred payment plan shall be narrowly tailored to the Erroneously Awarded Incentive-Based Compensation being recovered so as not to constitute a personal loan to the Executive Officer that is prohibited by Section 13(k) of the Exchange Act.
5.3    This Recoupment Policy does not preclude the Company from taking any other action to enforce an Executive Officer’s obligations to the Company or limit any other remedies that the Company may have available to it and any other actions that the Company may take, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities.
PART 6
PROHIBITION ON INDEMNIFICATION

Prohibition on Indemnification

6.1    The Company shall not be permitted to indemnify or insure any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Recoupment Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Recoupment Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Recoupment Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Recoupment Policy).

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Insurance

6.2    The Company will not purchase or pay or reimburse any Executive Officer for any insurance policy to cover losses incurred by any Executive Officer under this Recoupment Policy.
PART 7
AUTHORITY OF THE HUMAN RESOURCES COMMITTEE

Engagement of Professional Advisors

7.1    In addition to any authority provided under its mandate, the Human Resources Committee will have the authority to engage and retain independent legal counsel, independent accounting advisors and any outside professional advisor that it determines necessary to carry out its duties, at the expense of the Company, without the Board’s approval and at any time, and has the authority to determine any such advisor’s fees and other retention terms.
Oversight

7.2    In the event that the Company is required to recover any Erroneously Awarded Incentive- Based Compensation under this Recoupment Policy, such recovery efforts will be undertaken with the supervision of the office of the General Counsel under oversight of the Human Resources Committee, provided that Human Resources Committee will directly supervise such efforts in the event of that the General Counsel is an Executive Officer who is subject to recovery.

Revision Log

Revision #	BRIEF DESCRIPTION OF CHANGE	Revision Date
2	Published as CG1CP034 under Manage Legal & Compliance	8-Nov-2014
3	Moved to Manage People Processes as PP1GLBL1000; content updated.	14-Dec-2023
4	Minor changes recommended by the HRC and approved by the board at the November 2025 meetings.	5-Jan-2026

Code: PP1GLBL1001	Issue date: 5-Jan-2026	Page 9 of 9
Approved: Greg Mackie VP, Human Resources		Revision No. 4

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